UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 24, 2012

Teucrium Commodity Trust
(Exact name of registrant as specified in its charter)

Delaware	001-34765	61-1604355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

232 Hidden Lake Road, Building A Brattleboro, Vermont 05301
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (802) 257-1617

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 24, 2012, Teucrium Trading, LLC (“Teucrium” or the “Sponsor”) amended the Teucrium Amended and Restated Limited Liability Company Operating Agreement dated October 26, 2009 (as amended, the “LLC Agreement”) to revise the formal descriptions and related powers, duties and responsibilities of the officers of Teucrium. Teucrium is the sponsor of the Teucrium Corn Fund (“CORN”), the Teucrium WTI Crude Oil Fund (“CRUD”), the Teucrium Natural Gas Fund (“NAGS”), the Teucrium Sugar Fund (“CANE”), the Teucrium Soybean Fund (“SOYB”), the Teucrium Wheat Fund (“WEAT”), and the Teucrium Agricultural Fund (“TAGS”) (collectively, the “Funds”), which are series of the Teucrium Commodity Trust (the “Registrant”). Effective as of May 24, 2012 (the “Effective Date”), an additional officer position for Teucrium, that of Chief Operating Officer, has been added and the duties and responsibilities of the Chief Investment Officer and President have been modified. Going forward, Teucrium, the Funds and the Registrant, will be managed both formally and operationally by four officers: (1) a Chief Executive Officer, (2) a Chief Investment Officer and President, (3) a Chief Financial Officer, Chief Accounting Officer and Chief Compliance Officer and (4) a Chief Operating Officer.

The duties and responsibilities of the Chief Executive Officer, the Chief Financial Officer, Chief Accounting Officer and Chief Compliance Officer are unchanged. The Chief Investment Officer and President is primarily responsible for new investment product development and will no longer oversee the trade operations, trade execution, and portfolio activities with respect to the Funds (“Trade Operations”). The Chief Operating Officer has assumed primary responsibility for Trade Operations.

Pursuant to the procedures specified in the LLC Agreement as of the Effective Date, Sal Gilbertie will continue in his role as the Chief Investment Officer and President for Teucrium and Steve Kahler is named the Chief Operating Officer.

Due to his position in Teucrium, Mr. Kahler is registered as a “principal” of Teucrium with the Commodity Futures Trading Commission (“CFTC”), as that term is defined in CFTC Rule 3.1. With respect to Mr. Kahler’s appointment as Chief Operating Officer of Teucrium, Mr. Kahler has been and will continue to be paid an annual salary. Such compensation has been and will to be allocated among the Funds based on the size, volume and complexity thereof and the actual amounts allocated to each Fund may vary over time, as the relative size, volume and complexity of the Funds varies.

Biographical information for Mr. Kahler is as follows:

Mr. Kahler began working for the Sponsor in November 2011. He became the Chief Operating Officer on May 24, 2012 and has primary responsibility for the Trade Operations for the Funds. He maintains his main business office at 13520 Excelsior Blvd., Minnetonka, MN 55345. Mr. Kahler was approved as a Principal of the Sponsor on May 16, 2012. He began his career in 1991 as a grain merchandiser with Harvest States Cooperative. In October 1992, he was approved as an Associated Person of Country Hedging Inc. (a wholly-owned subsidiary of Harvest States Cooperative, which became CHS Inc. in June 1998) by the NFA and in March 1993 was registered as a Floor Broker and served as Market Analyst and Pit Broker. He was a Principal registered with the NFA of Country Hedging Inc. for the period June 1997 through April 1999. In April 1999, Mr. Kahler accepted the position of European Grain Marketing Representative for CHS Inc. and opened the first foreign office in Paris, France; he worked in the Paris office until April of 2001. Upon his return to the United States, Mr. Kahler continued to work for CHS Inc. and spent the next year in Wheat Procurement and Export Sales. From April 2002 until April 2006, he worked in the energy division as Energy Risk Trader. In April 2006, he began working for the Energy Division of Cargill Inc. as Senior Petroleum Trader and in October 2006 was approved as an NFA member registered under Cargill Commodity Services Inc. until November of 2011. Mr. Kahler graduated from the University of Minnesota with a Bachelors of Agricultural Business Administration in 1992 and is 44 years old.

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teucrium Commodity Trust
	By:	Teucrium Trading, LLC, its sponsor

Date: May 25, 2012	By:	/s/ Dale Riker
Name: Dale Riker
Title: Chief Executive Officer